Item 77C
Salomon Brothers Inflation Management Fund Inc.

Results of a Special Meeting of Shareholders
On April 3, 2006 a Special Meeting of Shareholders was held to approve a new management agreement. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to this matter at the Special Meeting of Shareholders.
Item Voted On            Votes For      Votes Against   Abstentions
New Management Agreement 4,725,981        352,834         382,441

Results of Annual Meeting of Shareholders
The Annual Meeting of Shareholders of Salomon Brothers Inflation
Management Fund Inc. was held on February 27, 2006, for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter
voted upon on the Meeting:
Nominees                 Votes For      Votes Withheld
Carol L. Colman          8,830,482         458,684
Daniel P. Cronin         8,835,764         433,402

At April 30, 2006, in addition to Carol L. Colman and Daniel P.
Cronin, the other
Directors of the Fund were as follows:

Leslie H. Gelb
R. Jay Gerken
William R. Hutchinson
Riordan Roett
Jeswald W. Salacuse